Exhibit (d)(1)(ii)

AMENDMENT NO. 1

TO THE

INVESTMENT MANAGEMENT AGREEMENT

AMENDMENT NO. 1 to the Investment Management Agreement (“Amendment No. 1), dated as of May 1, 2005 between AXA Enterprise Multimanager Funds Trust (“Trust”) and AXA Equitable Life Insurance Company (formerly The Equitable Life Assurance Company of the United States), a New York stock life insurance company (“AXA Equitable”).

The Trust and AXA Equitable agree to modify and amend the Investment Management Agreement dated as of December 17, 2004 (“Agreement”) as follows:

1.	New Fund. The Trust hereby appoints AXA Equitable as the investment manager of the AXA Enterprise Moderate-Plus Allocation Fund (“New Fund”) on the terms and conditions contained in the Agreement.

2.	Duration of Agreement.

a.	With respect to each Fund specified in Appendix A to the Agreement, the Agreement will continue in effect until December 31, 2007 and may be continued thereafter pursuant to subsection (c) below.

b.	With respect to the New Fund specified in Amendment No. 1, the Agreement will continue in effect until May 1, 2007 and may be continued thereafter pursuant to subsection (c) below.

c.	With respect to each Fund, this Agreement shall continue in effect annually after the date specified in subsection (a), (b) or (c), as the case may be, only so long as such continuance is specifically approved at least annually either by the Board of Trustees and also by a majority of the Trustees who are not interested persons (as defined in the Investment Company Act of 1940, as amended (the “1940 Act”) (“Independent Trustees”), or by vote of a majority of the outstanding shares of the Fund. The required shareholder approval of the Agreement or of any continuance of the Agreement shall be effective with respect to a Fund if a majority of the outstanding voting securities of the series (as defined in Rule 18f-2(h) under the Investment Company Act) of shares of such Fund votes to approve the Agreement or its continuance, notwithstanding that the agreement or its continuance may not have been approved by a majority of the outstanding voting securities of (a) any other fund affected by the Agreement, or (b) all the funds of the Trust.

3.	Appendix A. Appendix A to the Agreement, setting forth the Funds of the Trust for which AXA Equitable is appointed as the investment manager, is hereby replaced in its entirety by Appendix A attached hereto.

Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 1 as of the date first above set forth.

AXA ENTERPRISE MULTIMANAGER FUNDS TRUST		AXA EQUITABLE LIFE INSURANCE COMPANY

By:	/s/ Kenneth T. Kozlowski Kenneth T. Kozlowski Chief Financial Officer and Treasurer	By:	/s/ Steven M. Joenk Steven M. Joenk Senior Vice President

APPENDIX A

AMENDMENT NO. 1 TO THE

INVESTMENT MANAGEMENT AGREEMENT

Fund	Management Fee
AXA Enterprise Conservative Allocation Fund	0.20% of the Fund’s average daily net assets

AXA Enterprise Moderate Allocation Fund	0.20% of the Fund’s average daily net assets

AXA Enterprise Moderate-Plus Allocation Fund	0.20% of the Fund’s average daily net assets

AXA Enterprise Aggressive Allocation Fund	0.20% of the Fund’s average daily net assets